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November 3, 1998

Mr. Andrew N. Jent
6427 Velasco Avenue
Dallas, Texas 75214

RE:  Employment Offer

Dear Andrew.

I am excited about the prospect of having you join our company on a full time basis, and I look forward to the valuable contribution you will make to the success of FlashNet Communications in the coming months. A large measure of our future success will depend upon your work here with our company, and in this regard I would like to offer the following compensation plan to you:

     Position:           Executive Vice resident and Chief Financial Officer

     General Job Duties: As with most senior management positions, you will be largely responsible for developing your job description on an ongoing basis. In a general sense, you will be responsible for the items outlined in the Ray & Berndtson Position Description.

     Base Salary:        $4,807.69 per pay period (bi-weekly), which calculates
                         to $125,000 on an annual basis.



     Bonus: As we do not currently have a bonus structure in place at the present time, this is to be determined during the coming months. The Compensation Committee, which is comprised of non-management members from FlashNet's Board of Directors, has ultimate decision authority with regard to compensation of senior management, however you will be involved in management's recommendation to this Committee. Subject to the Compensation Committee's decision, your targeted bonus will not be below 40% of your base salary.

     Common Stock:       Subject to the terms and conditions of Website
                         Management Company's Non-Qualified Stock Option
                         Agreement (which agreement is a part of the 1997 Stock
                         Incentive Plan), and fall execution of

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                         such agreement, the Company hereby grants options to
                         acquire 37,645 shares, which equals one percent (1%) of the outstanding shares on a fully diluted basis. Such shares to be fully vested in stages over sixty
                         (60) months, according to the following vesting schedule:

                         15,058 shares at $12.00 per share to vest on your 24
                              month anniversary
                         7,529 shares at $12.00 per share to vest on your 36
                              month anniversary
                         7,529 shares at $12.00 per share to vest on your 48
                              month anniversary
                         7,529 shares at $12.00 per share to vest on your 60
                              month anniversary

                         This shall not serve to limit the number of shares that may be awarded to you, as adjustments based upon annual performance reviews will determine additional options or awards.

     Change In Control:  In the event of a chance in control due to: (a) the sale or exchange of stock: (b) sale of all or substantially all, Company assets to another corporatIon; (c) merger; (d) reorganization; or (e) other similar transactions: all options previously granted to you will be vested as of the date of the change of control. If the securities underlying your options represent less than 1% ownership of the Company's common stock on a fully diluted basis prior to the change in control, and the Aggregate Option Spread (fair market value of the stock less the weighted average strike price multiplied by the number of vested shares) is less than $200,000, the Company, or its successor or assign, will pay to you, in cash, the difference between $200,000 and the Aggregate Option Spread within 30 days from the date of such transaction.

Severance:               A severance amount equal to twelve months salary would
                         be paid if your employment is terminated without Cause within three years of the date or acceptance of this employment offer, or if, upon a Change In Control, you resign for Good Reason. This severance provision shall be null and void if the Aggregate Option Spread

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                         exceeds $1,000,000.

                         "Cause" shall mean by reason of any of the following:
                         (A) Employee's conviction of, or plea of nolo contendere to, any felony, or to any crime or offense causing substantial harm to the Company or any of its affiliates (whether or not for personal gain) or involving acts of theft, fraud, embezzlement, moral turpitude or similar conduct, (B) Employee's violation of the Company's substance abuse policy, if any, as such may apply from time to time, (C) malfeasance in the conduct of Employee's duties, including, but not limited to, (L) willful and intentional misuse or diversion of the Company's or any of its affiliate's funds, (2) embezzlement, and/or (3) fraudulent, willful or material misrepresentations or concealment on any written reports submitted to the Company or any of its affiliates, (4) negligence, insubordination, or dereliction of responsibility, (D) failure to follow or comply with the reasonable and lawful directives of the president or Board of Directors of the Company, (E) a breach by Employee of this Agreement, (F) mental or physical incapacity or inability of employee to perform his duties for a consecutive period of ninety (90) days or a non-consecutive period of one hundred twenty (120) days during any twelve month period, or (G) the death of Employee.

                         "Good Reason" shall mean a significant and material change in the nature or scope of Employee's duties to duties that are, taken as a whole, inconsistent with the position in the Company then occupied by Employee or inconsistent with Employee's range and duration of experience.

     Relocation:         Relocation expense reimbursements will be made to you
                         for up to $30,000 in actual expenses incurred during your move to Ft. Worth. Such reimbursement will be made according to the submittal of your post-move expense reimbursement request.

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     Sign On Bonus:      Upon your arrival to work FlashNet will provide a
                         One-time signing bonus of $5,000. Such bonus shall be payable immediately, but shall be considered to vest over your six months of employment so that in the event that you separate voluntarily from the Company, you shall be required to repay the Company a prorated amount based upon the number of months actually worked. In no event shall you be required to repay mote than actually received (i.e. net of withholding taxes).

     Vacation:           3 weeks Per 12 month period of employment.  All days
                         taken must be in accordance with flashNet company policy.

     Equipment/Travel:   You will be provided with a desktop Pc and a Company
                         LD Phone Card for company usage only. You will receive reimbursement from the company for company use of your Cell Phone based upon itemized billing records. You will have access to a laptop computer when travelling. You will be provided with a private office. When you travel you will travel in coach class. If upgrades are purchased FlashNet will compensate you for 50% of the cost of upgrades. When traveling you will use mid-size to full size cars such as Ford Taurus. Upgrades to luxury cars will not be reimbursed.

     Health Benefits     The company will cover, at no charge to you, the
                         premium portion of the health plan for you and your family under the company's existing HMO/PPO policy with Aetna. Under the company's "key employee" provision, we will waive the 90 day waiting period for your participation in the plan, and make your instatement effective upon your proper application.

I hope that this compensation structure is acceptable to you. If so, please acknowledge the same by signing below in the space indicated. I look forward to our success here at FlashNet Communications and to your valued involvement to make it happen.

Sincerely,

/s/ M. Scott Leslie

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M. Scott Leslie
President


AGREED AND ACCEPTED this 3 day of November, 1998


BY: /s/ Andrew Jent
   ------------------------------------
    Andrew Jent